GENERATION INCOME PROPERTIES, INC.

2020 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

Dear [______________]:

You have been granted an award (this “Award”) of restricted stock units (“RSUs”) relating to shares of the common stock (“Common Stock”) of Generation Income Properties, Inc. (the “Company”) under the Generation Income Properties, Inc. 2020 Omnibus Incentive Plan (the “Plan”) with terms and conditions described below. This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

Grant Date:	[____________]
Number of RSUs:	[____________]
Vesting Schedule:

The RSUs will vest on the first (1st) anniversary of the above-referenced “Grant Date”, provided that you have been continuously employed by or in the service of the Company or an Affiliate through and including such date.

Notwithstanding the foregoing, the RSUs will vest in full upon a Change of Control, if you are continuously employed with, or in the service of, the Company or an Affiliate thereof through the day preceding the date of the Change of Control.

Termination of Employment or Service:	Upon your termination of employment with, or cessation of services to, the Company or an Affiliate thereof prior to the date the RSUs are vested, you will forfeit the unvested RSUs.
Settlement of Restricted Stock Units:

Unless you have timely made a deferral election in accordance with the Company’s process (if any) for making such an election (a “Deferral Election”), then, as soon as practicable after your RSUs vest (but no later than two-and-one-half months from the end of the fiscal year in which vesting occurs), the Company will settle such vested RSUs by issuing in your name certificate(s) or making an appropriate book entry for a number of shares of Common Stock equal to the number of RSUs that have vested.

If you have timely made a Deferral Election, then, to the extent your RSUs have then become vested and have not been forfeited, upon the earlier of (1) the third (3rd) anniversary of the Grant Date or (2) your separation from service with the Company (subject to any six-month delay required for compliance with Code Section 409A), the Company will settle such vested RSUs by issuing in your name certificate(s) or making an appropriate book entry for a number of shares of Common Stock equal to the number of RSUs that have become vested.

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Transferability of Restricted Stock Units:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your RSUs until they are vested. In addition, by accepting this Award, you agree not to sell any shares of Common Stock acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of shares acquired under this Award.

Rights as Shareholder:

You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the RSUs or the underlying shares (including with respect to voting or dividends) unless and until a certificate for shares of Common Stock is issued, or a book entry is made reflecting your ownership of shares, upon settlement of the RSUs.

If any dividends or distributions with respect to the Common Stock underlying the RSUs are paid in cash prior to the earlier of the settlement or the forfeiture of the RSUs, then you will be credited with an amount of cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence will be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs with respect to which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are settled.

If any dividends or distributions with respect to the Common Stock underlying the RSUs are paid in shares rather than cash prior to the earlier of the settlement or the forfeiture of the RSUs, then you will be credited with additional restricted stock units equal to the number of shares that you would have received had the RSUs been actual shares, and such restricted stock units shall be deemed RSUs subject to the same risk of forfeiture, time of settlement and other terms of this Agreement and the Plan as are the other RSUs granted under this Award.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any shares acquired under this Award without the prior written consent of the Company and the Company’s underwriters. Such restriction will be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, will such period exceed one hundred eighty (180) days. You agree to execute any lock-up agreement or similar agreement requested by the Company or the Company’s underwriters to evidence the foregoing obligations plus such

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other obligations that are generally applied to Company shareholders in connection with the underwritten public offering.
Tax Matters:

You understand that you (and not the Company or any Affiliate) will be responsible for your own federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Award. You will rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, vesting or settlement of the RSUs, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of shares of Common Stock otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting or settlement of such RSUs; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
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This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.
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The failure of the Company to enforce any provision of this Award at any time will in no way constitute a waiver of such provision or of any other provision hereof.
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In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity will not affect the legality or validity of the remaining provisions of this Award, and this Award will be construed and enforced as if the illegal or invalid provision had not been included in this Award.

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As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award will be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, will be final, binding and conclusive.
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This Award may be executed in counterparts.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

GENERATION INCOME PROPERTIES, INC.

By: _____________________________ _____________________________

David Sobelman, Chief Executive Officer [Name of Recipient]

Date: _______________________

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